Exhibit 99.1

CONTACTS:

Onstream Media:	Investor Relations:
Chris Faust	Brett Maas
FastLane Communications	Hayden IR
973-226-4379	646-536-7331
cfaust@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Finalizes One for Six Reverse Stock Split

Adjusted share pricing intended to result in NASDAQ bid price compliance

POMPANO BEACH, FL, April 6, 2010 - Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, today announced that it has finalized a 1-for-6 reverse stock split of the outstanding shares of its common stock, which was effective at 5PM on April 5, 2010. Accordingly, trading of Onstream's common stock on The NASDAQ Capital Market will begin on a split-adjusted basis at the open of trading on April 6, 2010 and concurrently the trading symbol will change from ONSM to ONSMD.  The trading symbol will revert back to ONSM on May 4, 2010.

The purpose of the reverse stock split is to increase the per share market price of Onstream common stock. This action was taken by Onstream’s Board of Directors after receiving authorization from Onstream’s stockholders in a vote taken at the March 25, 2010 Annual Meeting. The Onstream Board believes that a decrease in the number of shares outstanding is likely to improve the trading price for Onstream’s common stock and improve the likelihood that it will be allowed to maintain its listing on The NASDAQ Capital Market.

Randy Selman, Onstream’s President and CEO, stated “We are looking forward to regaining our compliance with the NASDAQ listing standards and we believe that the share pricing arising from this reverse split will be sufficient for that purpose.”

Details of the Reverse Split

As of the effective date, Onstream stockholders will receive one post-reverse split share of common stock for every 6 pre-reverse split shares of common stock owned. As a result of the reverse stock split, the number of outstanding shares of common stock of the company has been reduced from approximately 46.3 million shares to approximately 7.7 million shares. The reverse stock split has not altered any stockholder's percentage interest or voting rights in the company's outstanding shares, except to the extent that the reverse stock split resulted in any of the company's stockholders owning a fractional share. Each fractional share has been rounded up to one full share.

Interwest Transfer Co., Inc., is the company's transfer agent and will be acting as the exchange agent for the purpose of implementing any exchange of stock certificates in connection with the reverse split. Stockholders who have existing stock certificates will receive instructions from the transfer agent. Stockholders who hold their shares in brokerage accounts or "street name" are not required to take any action to effect the exchange of their shares.

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Because this reverse split was authorized by a vote of Onstream’s shareholders, under Florida law the number of authorized shares of ONSM common stock was unchanged by the reverse split and remained at 75 million shares. However, the exercise price of all outstanding warrants and options, as well as the conversion prices contained in outstanding convertible notes and debentures and outstanding convertible preferred stock, will be adjusted to reflect the reverse split, using the same 1-for-6 ratio.

Details of Onstream’s NASDAQ Listing Status

On January 19, 2010, Onstream received a letter from NASDAQ stating that the NASDAQ Listing Qualifications Panel (the “Panel”) had determined to continue the listing of Onstream common stock on The NASDAQ Capital Market, pursuant to an extension through April 19, 2010, to meet the minimum bid price requirement as set forth in Listing Rule 5550 (a)(2) (the “Rule”). Onstream may be considered compliant with the Rule, subject to the Panel’s discretion, if its common stock closes at a bid price of $1.00 per share or greater for a minimum of 10 consecutive trading days prior to April 19, 2010. Based on an April 5, 2010 closing bid price of $0.29 per share (rounded), the equivalent post-split bid price would be $1.74 per share.

About Onstream Media

Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides intelligent delivery and syndication of video advertising, streaming video, mobile streaming and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user-generated content in combination with social networks and online video classifieds, utilizing Onstream Media's patent-pending Auction Video™ technology. The company’s MarketPlace365™ solution enables publishers, associations, trade show promoters and entrepreneurs to rapidly and cost effectively self-deploy their own profitable, online virtual marketplaces.  In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Bonnier Corporation, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, eBay and Qwest. For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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